Exhibit 99.1

Dollar Tree, Inc. Announces Transition of Investor Relations Leadership Role
Randy Guiler named Vice President, Investor Relations

CHESAPEAKE, Va. - July 14, 2014 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores selling everything for $1 or less, announced that, effective July 14, 2014, Randy Guiler has joined Dollar Tree as Vice President, Investor Relations. Mr. Guiler will succeed Timothy Reid, who is retiring.
Mr. Guiler, age 49, is joining Dollar Tree, Inc. after nearly fifteen years with Tractor Supply Company, including leading Tractor Supply’s investor relations efforts for the past ten years. Prior to his role as Vice President, Investor Relations & Corporate Communications, Mr. Guiler also had responsibility for Tractor Supply’s treasury and risk management functions. Mr. Guiler obtained his undergraduate degree in Accounting from Belmont University in 1987, and his Masters in Business Administration from Middle Tennessee State University in 2001.
Mr. Guiler will report directly to Kevin Wampler, Chief Financial Officer.
“We are very pleased to announce that Randy has joined the Dollar Tree team,” said Kevin Wampler. “Through our extensive search for Tim’s successor, Randy’s communication skills and investor relations experience with a successful, high growth retailer matched what we were looking for. The fact that Randy has had previous working relationships with nearly a dozen of our covering analysts should contribute to a smooth transition in this key leadership role.”
Mr. Reid, age 61, joined Dollar Tree in 2005 and has led the Company’s investor relations efforts for the past nine years. Efforts to locate his successor commenced earlier this year after Mr. Reid conveyed his retirement plans to the Dollar Tree leadership team.
Wampler added “All of us at Dollar Tree are appreciative of Tim’s significant contributions to our Company through the past nine years, and we congratulate him on his successful 39-year business career. We offer our best wishes to Tim and his family.”
Dollar Tree, a Fortune 500 Company, operated 5,080 stores in 48 states and 5 Canadian Provinces as of May 3, 2014, with total retail selling square footage of 44.0 million. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:
Dollar Tree, Inc., Chesapeake, Virginia
Randy Guiler, 757-321-5284
www.DollarTree.com